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                                                                   EXHIBIT 23.1


                            Barry L. Friedman, P.C.
                          Certified Public Accountant
1532 Tulita Drive                                           Office (702)361-8414
Las Vegas, Nevada                                          Fax No. (702)896-0278


To Whom It May Concern:                                            July 19, 1999

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of July 19, 1999, on the Financial Statements of Ebony & Gold Ventures, Inc., as of June 30, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,



/s/ BARRY L. FRIEDMAN
---------------------------
Barry L. Friedman
Certified Public Accountant



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